                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of International Remote Imaging Systems, Inc. ("IRIS") on Form S-3 of our report dated March 20, 1998 (except for Note 8 as to which the date is March 30, 1998) on our audits of the consolidated financial statements and financial statement schedule of IRIS as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report appears in the Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 1997.

        We further consent to the reference to our firm under "Experts" in this Amendment No. 1 to Registration Statement on Form S-3 of IRIS.


Coopers & Lybrand, L.L.P.
/s/ Coopers & Lybrand L.L.P.

Los Angeles, California
June 11, 1998